News Release
For investor and media inquiries please contact: Steve E. Kunszabo Director, Investor Relations 732-556-2220

FOR RELEASE THURSDAY, JANUARY 4, 2007

Centennial Communications Announces Fiscal Second-Quarter Results; U.S. Wireless Records 17 Percent Retail Revenue Growth on Solid Postpaid Subscriber Gain

•

Fiscal second-quarter income from continuing operations of $0.01 per diluted share, compared to income of $0.09 per diluted share from continuing operations in the prior-year quarter (Results from continuing operations for all periods presented exclude Centennial Dominicana due to its classification as a discontinued operation)

•	Fiscal second-quarter consolidated adjusted operating income from continuing operations of $88.2 million, up 1 percent year-over-year from $87.7million

•	Fiscal second-quarter consolidated revenue from continuing operations of $229.2 million, up 6 percent year-over-year from $216.0 million

WALL, N.J. – Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported income from continuing operations of $1.0 million, or $0.01 per diluted share, for the fiscal second quarter of 2007 as compared to income from continuing operations of $9.9 million, or $0.09 per diluted share, in the fiscal second quarter of 2006. Results from continuing operations for all periods presented exclude the results of Centennial’s Dominican Republic operations (“Centennial Dominicana”) due to its classification as a discontinued operation. The fiscal second quarter of 2007 included $2.9 million of stock-based compensation expense due to the Company’s adoption of SFAS 123R (expensing for stock options). Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal second quarter was $88.2 million, as compared to $87.7 million for the prior-year quarter.

“We have a strong history of growing retail cash flow in each of our businesses, and continue to take important steps to reassert our market leadership in both the U.S. and Puerto Rico,” said Michael J. Small, Centennial’s chief executive officer. “We operate great networks, have recently enhanced our direct distribution channels and continue to showcase the continuity and power of our brand. Our successful unlimited offering in Puerto Rico builds on our heritage of bringing simplicity and value to our customers.”

Centennial reported fiscal second-quarter consolidated revenue from continuing operations of $229.2 million, which included $121.5 million from U.S. wireless and $107.7 million from Puerto Rico operations. Consolidated revenue from continuing operations grew 6 percent versus the fiscal second quarter of 2006. The Company ended the quarter with 1,058,700 total wireless subscribers, which compares to 992,200 for the year-ago quarter and 1,041,500 for the previous quarter ended August 31, 2006. The Company reported 387,500 total access lines and equivalents at the end of the fiscal second quarter, which compares to 324,100 for the year-ago quarter.

OTHER HIGHLIGHTS

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On November 6, 2006, the Company announced the launch of its unlimited wireless service in Puerto Rico, a bold move that reinforces the Company's leadership on the island by bringing unprecedented simplicity and value to its customers. This flagship service offering builds on Centennial's 10th anniversary marketing campaign, leveraging the strength of a superior wireless network and the largest direct-distribution channel in Puerto Rico that includes nearly 90 retail locations.

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On November 21, 2006, the Company concluded its review of strategic and operational alternatives for its Dominican Republic operations and entered into a definitive agreement to sell Centennial Dominicana to Trilogy International Partners for approximately $80 million in cash. The transaction is expected to close towards the end of the first calendar quarter of 2007, subject to the satisfaction of customary closing conditions including regulatory approval for the transfer of Centennial Dominicana's telecommunications concession.

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On December 15, 2006, Centennial redeemed $20 million aggregate principal amount of its $145 million outstanding 10-3/4 percent senior subordinated notes due December 15, 2008. The redemption was completed at face value with no prepayment penalties.

CENTENNIAL SEGMENT HIGHLIGHTS (All segment highlights reflect results from continuing operations)

U.S. Wireless Operations

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Revenue was $121.5 million, a 10 percent increase from last year’s second quarter. Retail revenue (total revenue excluding roaming revenue) increased 17 percent from the year-ago period primarily driven by a 9 percent increase in total retail subscribers, and supported by strong feature, data and access revenue. Roaming revenue decreased 21 percent from the year-ago quarter as a result of a 20 percent decline in total roaming traffic.

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Average revenue per user (ARPU) was $67 during the fiscal second quarter, a 2 percent year-over-year increase. ARPU included approximately $2.61 of data revenue per user, which grew 9 percent from the fiscal first quarter.

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AOI was $42.0 million, a 5 percent year-over-year increase, representing an AOI margin of 35 percent. AOI benefited from strong growth in retail revenue, partially offset by a decline in roaming revenue.

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U.S. wireless ended the quarter with 666,400 total subscribers including 51,300 wholesale subscribers. This compares to 614,100 for the prior-year quarter including 48,200 wholesale subscribers and to 654,900 for the previous quarter ended August 31, 2006 including 51,300 wholesale subscribers. At the end of the fiscal second quarter, approximately 86 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid subscribers increased 9,000 from the fiscal first quarter of 2007, supported by stable postpaid churn of 1.9 percent.

•	Capital expenditures were $11.1 million for the fiscal second quarter.

Puerto Rico Wireless Operations

•	Revenue was $78.9 million, unchanged from the prior-year second quarter.

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Postpaid ARPU in Puerto Rico remained stable at $68 when compared to the fiscal first quarter. ARPU included approximately $4.31 of data revenue per user, which grew 23 percent from the fiscal first quarter.

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AOI totaled $28.2 million, a 12 percent year-over-year decrease, representing an AOI margin of 36 percent. AOI was unfavorably impacted by lower year-over-year ARPU and increased advertising expense related to the Company’s launch of its unlimited wireless offering.

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Puerto Rico wireless ended the quarter with 392,300 subscribers, which compares to 378,100 for the prior-year quarter and to 386,600 for the previous quarter ended August 31, 2006. Postpaid subscribers increased 6,000 from the fiscal first quarter of 2007 and postpaid churn was 2.8 percent.

•	Capital expenditures were $7.6 million for the fiscal second quarter.

Puerto Rico Broadband Operations

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Revenue was $31.8 million, an 11 percent year-over-year increase. AOI was $17.9 million, a 16 percent increase from the year-ago period, representing an AOI margin of 56 percent. Revenue and AOI increased primarily due to solid access line growth.

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Switched access lines totaled approximately 71,400 at the end of the fiscal second quarter, an increase of 5,800 lines, or 9 percent from the prior-year quarter. Dedicated access line equivalents were 316,100 at the end of the fiscal second quarter, a 22 percent year-over-year increase.

•	Capital expenditures were $4.7 million for the fiscal second quarter.

FISCAL 2007 OUTLOOK

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The Company has updated its fiscal 2007 outlook for all periods presented to exclude Centennial Dominicana due to its classification as a discontinued operation. Centennial expects consolidated AOI from continuing operations between $360 million and $370 million for fiscal 2007, excluding stock-based compensation expense due to the Company’s adoption of SFAS 123R (expensing for stock options). Consolidated AOI from continuing operations for fiscal 2006 was $351.0 million. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

•	The Company expects U.S. wireless roaming revenue to decline between $15 million and $20 million during fiscal 2007. U.S. wireless roaming revenue for fiscal 2006 was $79.4 million.

•	The Company expects the sum of consolidated capital expenditures and spectrum acquisition costs from continuing operations will be approximately $130 million for fiscal 2007.

	FY2006 Continuing Operations Results	FY2007 Previous Outlook (including Centennial Dominicana)	FY2007 Continuing Operations Outlook (excluding Centennial Dominicana)
Consolidated Adjusted Operating Income (AOI)	$351.0 million	$365 million - $385 million	$360 million - $370 million
U.S. Wireless Roaming Revenue	$79.4 million	Approximately $20 million decline	$15 million - $20 million decline
Consolidated Capital Expenditures (Capex)	$134.4 million	$140 million including spectrum acquisition costs	$130 million including spectrum acquisition costs

DEFINITIONS AND RECONCILIATION

(1)

Adjusted operating income is defined as net (loss) income before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), interest expense, net, loss on disposition of assets, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

	Three Months Ended November 30,		Six Months Ended November 30,
	2006	2005	2006	2005
Adjusted operating income	$ 88,235	$87,740	$180,388	$177,726
Depreciation and amortization	(32,695)	(28,528)	(64,913)	(58,078)
Stock-based compensation expense	(2,869)	-	(4,818)	-
Strategic alternatives/recapitalization costs	(2)	-	(285)	-
Loss on disposition of assets	(88)	(473)	(293)	(388)
Operating income	52,581	58,739	110,079	119,260
Interest expense, net	(51,689)	(34,489)	(102,403)	(68,492)
Income tax benefit (expense)	48	(14,430)	(7,033)	(26,267)
Minority interest in income of subsidiaries	(233)	(227)	(441)	(439)
Income from equity investments	293	337	546	445
Loss from discontinued operations	(34,352)	(1,687)	(36,259)	(1,589)
Net (loss) income	$(33,352)	$ 8,243	$ (35,511)	$ 22,918

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, January 4, 2007. Callers can dial (800) 819-9193 to access the call. The conference call will also be simultaneously webcast on Centennial’s Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, January 4 through Thursday, January 18 at both Centennial’s Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 1564657 to access an audio replay of the conference call.

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
November 30, 2006
($000's, except per subscriber data)

	Three Months Ended		Six Months Ended
	Nov-06	Nov-05	Nov-06	Nov-05

U.S. WIRELESS

Postpaid Wireless Subscribers	594,800	546,900	594,800	546,900
Prepaid Wireless Subscribers	20,300	19,000	20,300	19,000
Retail Subscribers	615,100	565,900	615,100	565,900
Wholesale Subscribers	51,300	48,200	51,300	48,200
Total Wireless Subscribers	666,400	614,100	666,400	614,100
Total Wireless Gross Adds	51,000	59,300	96,200	106,400
Net Gain - Retail Subscribers	11,400	16,500	18,200	19,200
Net Gain - Wholesale Subscribers	100	5,000	200	8,900
Net Gain - Total Subscribers	11,500	21,500	18,400	28,100
GSM as a % of Retail Subs	86.0%	55.5%	86.0%	55.5%
Revenue per Average Wireless Customer (1)	$ 67	$ 66	$ 67	$ 66
Retail Revenue per Average Wireless Customer (2)	$ 57	$ 54	$ 57	$ 53
Data Revenue per Average Wireless Customer (3)	$ 2.61	N/A	$ 2.51	N/A
Retail Revenue	$ 104,521	$ 89,492	$ 205,620	$ 176,093
Roaming Revenue	$ 16,993	$ 21,465	$ 36,315	$ 42,690
Retail Penetration (4)	7.2%	6.5%	7.2%	6.5%
Postpaid Churn - Wireless (5)	1.9%	2.0%	1.9%	2.1%
Prepaid & Postpaid Churn - Wireless (5)	2.2%	2.3%	2.1%	2.4%
Monthly MOU's per Wireless Customer	895	745	879	716
Cost to Acquire (6)	$ 310	$ 321	$ 321	$ 322
Capital Expenditures	$ 11,142	$ 16,073	$ 16,545	$ 25,624

PUERTO RICO

Postpaid Wireless Subscribers	386,800	373,200	386,800	373,200
Prepaid Wireless Subscribers	5,500	4,900	5,500	4,900
Total Wireless Subscribers	392,300	378,100	392,300	378,100
Total Wireless Gross Adds	39,400	35,600	73,200	71,600
Net Gain - Wireless Subscribers	5,700	2,200	8,800	6,000
Revenue per Average Wireless Customer (1)	$ 68	$ 70	$ 67	$ 71
Data Revenue per Average Wireless Customer (3)	$ 4.31	N/A	$ 3.91	N/A
Penetration - Total Wireless (4)	9.8%	9.4%	9.8%	9.4%
Postpaid Churn - Wireless (5)	2.8%	3.0%	2.6%	3.0%
Prepaid Churn - Wireless (5)	14.0%	0.5%	13.4%	0.4%
Prepaid & Postpaid Churn - Wireless (5)	2.9%	3.0%	2.8%	2.9%
Monthly MOU's per Wireless Customer	1,536	1,475	1,527	1,455
Fiber Route Miles	1,261	1,193	1,261	1,193
Switched Access Lines	71,400	65,600	71,400	65,600
Dedicated Access Line Equivalents (7)	316,100	258,500	316,100	258,500
On-Net Buildings	1,854	1,569	1,854	1,569
Capital Expenditures - Wireless	$ 7,567	$ 16,238	$ 14,796	$ 25,176
Capital Expenditures - Broadband	$ 4,749	$ 3,789	$ 8,492	$ 10,582
Capital Expenditures - Total Puerto Rico	$ 12,316	$ 20,027	$ 23,288	$ 35,758

REVENUES

U.S. Wireless	$ 121,514	$ 110,957	$ 241,935	$ 218,783
Puerto Rico - Wireless	$ 78,893	$ 78,995	$ 156,433	$ 160,123
Puerto Rico - Broadband	$ 31,831	$ 28,622	$ 62,142	$ 57,368
Puerto Rico - Intercompany	$ (3,036)	$ (2,545)	$ (5,907)	$ (5,126)
Total Puerto Rico	$ 107,688	$ 105,072	$ 212,668	$ 212,365
Consolidated	$ 229,202	$ 216,029	$ 454,603	$ 431,148

ADJUSTED OPERATING INCOME (8)

U.S. Wireless	$ 42,049	$ 40,188	$ 85,740	$ 80,841
Puerto Rico - Wireless	$ 28,249	$ 32,042	$ 59,862	$ 66,118
Puerto Rico - Broadband	$ 17,937	$ 15,510	$ 34,786	$ 30,767
Total Puerto Rico	$ 46,186	$ 47,552	$ 94,648	$ 96,885
Consolidated	$ 88,235	$ 87,740	$ 180,388	$ 177,726

NET DEBT

Total Debt Less Cash and Cash Equivalents	$ 2,037,000	$ 1,434,900	$ 2,037,000	$ 1,434,900

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.

(2) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.
(3) Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average retail customers for such period.
(4) The penetration rate equals the percentage of total population in our service areas who are retail subscribers to our wireless service as of period-end.

(5) Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(6) Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(7) November 2006 excludes 82,700 dedicated access line equivalents related to short term contracts.

(8) Adjusted operating income is defined as net (loss) income before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), interest expense, net, loss on disposition of assets, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2006	2005	2006	2005

REVENUE:
Service revenue	$ 216,743	$ 207,243	$ 429,779	$ 413,715
Equipment sales	12,459	8,786	24,824	17,433
	229,202	216,029	454,603	431,148

COSTS AND EXPENSES:
Cost of services	43,499	40,920	86,741	79,900
Cost of equipment sold	32,411	25,248	61,095	48,896
Sales and marketing	24,115	24,019	46,793	46,272
General and administrative	43,813	38,102	84,689	78,354
Depreciation and amortization	32,695	28,528	64,913	58,078
Loss on disposition of assets	88	473	293	388
	176,621	157,290	344,524	311,888

OPERATING INCOME	52,581	58,739	110,079	119,260

INTEREST EXPENSE, NET	(51,689)	(34,489)	(102,403)	(68,492)

INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAX EXPENSE, MINORITY INTEREST
IN INCOME OF SUBSIDIARIES AND INCOME FROM
EQUITY INVESTMENTS	892	24,250	7,676	50,768

INCOME TAX EXPENSE	48	(14,430)	(7,033)	(26,267)

INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN INCOME
OF SUBSIDIARIES AND INCOME FROM
EQUITY INVESTMENTS	940	9,820	643	24,501

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(233)	(227)	(441)	(439)
INCOME FROM EQUITY INVESTMENTS	293	337	546	445

INCOME FROM CONTINUING OPERATIONS	1,000	9,930	748	24,507

Discontinued operations:
(Loss) Income	(1,464)	(851)	(2,829)	147
(Loss) gain on disposition	(31,995)	-	(31,995)	100
Income tax benefit (expense)	(893)	(836)	(1,435)	(1,836)
Net loss from discontinued operations	(34,352)	(1,687)	(36,259)	(1,589)

NET (LOSS) INCOME	$ (33,352)	$ 8,243	$ (35,511)	$ 22,918

EARNINGS (LOSS) PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$ 0.01	$ 0.10	$ 0.01	$ 0.24
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$ (0.33)	$ (0.02)	$ (0.35)	$ (0.02)
NET (LOSS) INCOME PER SHARE	$ (0.32)	$ 0.08	$ (0.34)	$ 0.22

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$ 0.01	$ 0.09	$ 0.01	$ 0.23
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$ (0.32)	$ (0.01)	$ (0.34)	$ (0.02)
NET (LOSS) INCOME PER SHARE	$ (0.31)	$ 0.08	$ (0.33)	$ 0.21

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	105,408	104,435	105,309	104,271
DILUTED	107,512	107,083	107,363	106,979

Proforma Impact on Revenue of
Presentation of Centennial Dominicana as a Discontinued Operation
(Amounts in thousands)

	F1Q07	F4Q06	F3Q06	F2Q06

Caribbean Wireless
Revenue, As Previously Reported	$ 91,278	$ 92,497	$ 89,309	$ 92,172
Exclusion of Centennial Dominicana as a discontinued operation	(13,738)	(14,796)	(13,014)	(13,177)

Revenue from continuing operations(1)	$ 77,540	$ 77,701	$ 76,295	$ 78,995

Caribbean Broadband
Revenue, As Previously Reported	$ 35,131	$ 36,849	$ 36,281	$ 35,420
Exclusion of Centennial Dominicana as a discontinued operation	(4,820)	(6,368)	(7,175)	(6,798)

Revenue from continuing operations(1)	$ 30,311	$ 30,481	$ 29,106	$ 28,622

(1) Reflects Revenue from continuing operations excluding Centennial Dominicana as a discontinued operation

Proforma Impact of Corporate Expense Reallocation
Due to Exclusion of Centennial Dominicana as a Discontinued Operation
(Amounts in thousands)

	F1Q07	F4Q06	F3Q06	F2Q06

Caribbean Wireless
Adjusted Operating Income (AOI), As Previously Reported	$ 33,631	$ 32,126	$ 32,815	$ 34,228
Exclusion of Centennial Dominicana as a discontinued operation/	(2,018)	(3,167)	(861)	(2,186)
Reallocation of Corporate Expenses
Adjusted Operating Income (AOI) from continuing operations (1)	$ 31,613	$ 28,959	$ 31,954	$ 32,042

Caribbean Broadband
Adjusted Operating Income (AOI), As Previously Reported	$ 17,213	$ 15,385	$ 16,556	$ 16,799
Exclusion of Centennial Dominicana as a discontinued operation/	(364)	1,572	(967)	(1,289)
Reallocation of Corporate Expenses
Adjusted Operating Income (AOI) from continuing operations (1)	$ 16,849	$ 16,957	$ 15,589	$ 15,510

(1) Reflects Adjusted Operating Income (AOI) from continuing operations excluding Centennial Dominicana as a discontinued operation

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Puerto Rico with approximately 1.1 million wireless subscribers and 387,500 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which allows customers to keep their wireless phone numbers when switching between service providers; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by our majority stockholders and anti-takeover provisions and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

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